SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)

NII Holdings, Inc.
(Name of Issuer)

Common Stock, par value $0.001 Par Value Per Share
(Title of Class of Securities)

62913F508
(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[x] Rule 13d-1(c)

[_] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	62913F508

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Exile Advantage Fund LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	62913F508

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Exile Partners LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	62913F508

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Exile Capital Management LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	62913F508

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Leon Wagner

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	62913F508

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Joshua Press

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

3,093,238

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

3,093,238

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,093,238

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	62913F508

Item 1.	(a).	Name of Issuer:

NII Holdings, Inc.

	(b).	Address of issuer's principal executive offices:

12110 Sunset Hills Road, Suite 600 Reston, Virginia 20190

Item 2.	(a)-(c).	Name Principal Business Address, and Citizenship of Person Filing:

Exile Advantage Fund LP 600 Madison Ave, 24th Floor New York, New York 10022 Delaware limited partnership

Exile Partners LLC 600 Madison Ave, 24th Floor New York, New York 10022 Delaware limited liability company
Exile Capital Management LP 600 Madison Ave, 24th Floor New York, New York 10022 Delaware limited partnership

Leon Wagner

c/o Exile Capital Management LP

600 Madison Ave, 24th Floor

New York, New York 10022

United States Citizen

Joshua Press

c/o Exile Capital Management LP

600 Madison Ave, 24th Floor

New York, New York 10022

United States Citizen

Item 2.	(d)	Title of class of securities:

Common Stock, par value $0.001 Par Value Per Share

Item 2.	(e).	CUSIP No.:

62913F508

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act.

	(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	[_]	Investment company registered under Section 8 of the Investment Company Act.

	(e)	[_]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	[_]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	[_]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

	Exile Advantage Fund LP	0 shares
	Exile Partners LLC	0 shares
	Exile Capital Management LP	0 shares
	Leon Wagner	0 shares
	Joshua Press	3,093,238 shares

(b)	Percent of class:

	Exile Advantage Fund LP	0%
	Exile Partners LLC	0%
	Exile Capital Management LP	0%
	Leon Wagner	0%
	Joshua Press	3.1%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

	Exile Advantage Fund LP	0 shares
	Exile Partners LLC	0 shares
	Exile Capital Management LP	0 shares
	Leon Wagner	0 shares
	Joshua Press	3,093,238 shares

(ii) Shared power to vote or to direct the vote

	Exile Advantage Fund LP	0 shares
	Exile Partners LLC	0 shares
	Exile Capital Management LP	0 shares
	Leon Wagner	0 shares
	Joshua Press	0 shares

(iii) Sole power to dispose or to direct the disposition of

	Exile Advantage Fund LP	0 shares
	Exile Partners LLC	0 shares
	Exile Capital Management LP	0 shares
	Leon Wagner	0 shares
	Joshua Press	3,093,238 shares

(iv) Shared power to dispose or to direct the disposition of

	Exile Advantage Fund LP	0 shares
	Exile Partners LLC	0 shares
	Exile Capital Management LP	0 shares
	Leon Wagner	0 shares
	Joshua Press	0 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ X_].

This amendment reflects that each Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock of the issuer.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2019
(Date)

Exile Advantage Fund LP

By:	/s/ Joshua Press
Joshua Press, Managing Member of Exile Advantage Fund LP’s General Partner

Exile Partners LLC

By:	/s/ Joshua Press
Joshua Press, Managing Member

Exile Capital Management LP

By:	/s/ Joshua Press
Joshua Press, Managing Member of Exile Capital Management LP’s General Partner

Leon Wagner

By:	/s/ Joshua Press
Joshua Press, Authorized Signer

Joshua Press

By:	/s/ Joshua Press
Joshua Press

EXHIBIT A

AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2019 relating to the Common Stock, par value $0.001 of NII Holdings, Inc. shall be filed on behalf of the undersigned.

February 14, 2019
(Date)

Exile Advantage Fund LP

By:	/s/ Joshua Press
Joshua Press, Managing Member of Exile Advantage Fund LP’s General Partner

Exile Partners LLC

By:	/s/ Joshua Press
Joshua Press, Managing Member

Exile Capital Management LP

By:	/s/ Joshua Press
Joshua Press, Managing Member of Exile Capital Management LP’s General Partner

Leon Wagner

By:	/s/ Joshua Press
Joshua Press, Authorized Signer

Joshua Press

By:	/s/ Joshua Press
Joshua Press